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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                 FORM 11-K/A

                                 ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                                       OR

[ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
OF 1934

FOR THE TRANSITION PERIOD FROM        TO

COMMISSION FILE NUMBER: 001-15787

A. SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF METROPOLITAN LIFE INSURANCE COMPANY AND PARTICIPATING AFFILIATES
                            (Exact Name of the Plan)

B. Name of Issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                 METLIFE, INC.
                               ONE MADISON AVENUE
                            NEW YORK, NEW YORK 10010

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                  SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF
        METROPOLITAN LIFE INSURANCE COMPANY AND PARTICIPATING AFFILIATES

                               TABLE OF CONTENTS

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  Signature.................................................    1
  Exhibit 23 -- Consent of Deloitte & Touche LLP............    2


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                                   SIGNATURE

     THE PLAN. Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this amendment to the annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Savings and Investment Plan for
                                          Employees Of
                                          Metropolitan Life Insurance Company
                                          and
                                          Participating Affiliates

                                          By:      /s/ JAMES N. HESTON
                                            ------------------------------------
                                          Name: James N. Heston
                                          Title:  Plan Administrator

August 9, 2001

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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
and Shareholders of MetLife, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-37108 of MetLife, Inc. on Form S-8 and Registration Statement Nos. 333-61282, 333-61282-01, 333-61282-02 and 333-62782 of MetLife, Inc. on Form
S-3, of our report dated June 29, 2001, appearing in the Annual Report on Form 11-K of the Savings and Investment Plan for Employees of Metropolitan Life Insurance Company and Participating Affiliates for the year ended December 31, 2000.

Deloitte & Touche LLP
New York, New York
August 7, 2001

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